Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-280737 December 1, 2025

Press Release
Kodiak Gas Services Announces Public Offering of Common Stock by Selling Stockholder

THE WOODLANDS, Texas—(BUSINESS WIRE)— Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”) today announced the underwritten public offering (the “Offering”) of 9,762,573 shares of its common stock by Frontier TopCo Partnership, L.P. (the “Selling Stockholder”), an affiliate of the funds known as EQT Infrastructure III and EQT Infrastructure IV. Kodiak will not sell any shares of its common stock in the Offering and will not receive any proceeds from the sale of the shares of its common stock being offered by the Selling Stockholder. The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed.

Following the Offering, the Selling Stockholder will not beneficially own any shares of the Company’s common stock, other than de minimis amounts held or owned from time to time in the ordinary course of business. As a result, the Company’s Stockholders’ Agreement with the Selling Stockholder (the “Stockholders’ Agreement”) will terminate pursuant to its terms and the Selling Stockholder will no longer have the right to nominate members to the Company’s Board of Directors in accordance with the terms of the Stockholders’ Agreement.

Goldman Sachs & Co. LLC is acting as the sole underwriter for the Offering. The underwriter proposes to offer the shares of common stock purchased from the Selling Stockholder to the public at a fixed price, which may be changed at any time without notice.

The Offering will be made only by means of a free writing prospectus, a prospectus supplement and the accompanying base prospectus, which was filed as part of an automatic shelf registration statement on Form S-3 (File No. 333-280737), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on July 10, 2024. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. Copies of the free writing prospectus, the prospectus supplement (once available) and accompanying base prospectus relating to the Offering may be obtained for free on the SEC’s website at www.sec.gov or by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

There shall not be any sale of these securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kodiak

Kodiak is a leading contract compression services provider in the United States, serving as a critical link in the infrastructure that enables the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. They include statements regarding the Offering, including the completion thereof. Although Kodiak believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Kodiak can give no assurance they will prove to have been correct. These forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond Kodiak’s control, including but not limited to, risks and uncertainties related to economic, market or business conditions, and satisfaction of customary closing conditions related to the Offering. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, including, but not limited to, those described under the section entitled “Risk Factors” in Kodiak’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the SEC. All forward-looking statements, expressed or implied, included in this press release speak only as of the date of this press release are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, Kodiak disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Investor Contact:

Graham Sones, VP – Investor Relations

ir@kodiakgas.com

(936) 755-3529